EXHIBIT 99.1

DOT VN, INC. SIGNS EXCLUSIVE COOPERATION AGREEMENT WITH VNNIC
TO DEVELOP A “PARKING PAGE – PAY PER CLICK” PROGRAM FOR VIETNAM

SAN DIEGO, CALIFORNIA – March 23, 2009, Dot VN, Inc., a Delaware corporation (“Dot VN” or the “Company”) (www.dotVN.com), (OTCBB: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that on March 16, 2009, the Company, through its wholly owned subsidiary, Hi-Tek Multimedia, Inc., a California corporation, executed an agreement in principle with the Vietnam Internet Network Information Center (“VNNIC”) to serve as its exclusive partner to develop a parking page program for the Vietnamese ccTLD “.vn” (the “Parking Page Agreement”).

Pursuant to the Parking Page Agreement, Dot VN is the exclusive registrar charged with developing a program whereby typing any unregistered .VN domain names, as well as certain expired domain names in the web browser's address bar will be directed to a unique parking web page which (i) provides the current unregistered status of the domain name; (ii) recommendations on registration of the domain name; (iii) allows the visitor to register the domain name instantly via the Company’s online payment gateway; and (iv) will also feature sponsors advertising links on parking pages, often provided by notable companies such as eNom, Microsoft adCenter, Yahoo! Search Marketing and Google AdSense, to other websites that has the content relevant to the available domain name as opposed to the usual dead link notice.  Dot VN plans to tailor the links based on the predicted interests of the visitor and may change the links dynamically depending on the results the visitors click on. Dot VN expects that revenue will be generated based on how many sponsor links have been visited (e.g. pay per click).  Further, the Company anticipates that the number of domain registrations through it website www.vn will increase based on the direct links from the parking page to Dot VN’s registration portal.

“Dot VN continues to successfully work closely with VNNIC to grow its domain registration revenue. The Company will be able to generate significant revenue as the exclusive registrar providing “Parking Page – Pay Per Click” program for ..VN ccTLD. We are extremely excited to be involved as a provider in this growing multi-billion dollar Internet Advertising market.” said Thomas M. Johnson, Dot VN’s Chairman and Chief Executive Officer.

For more information about Pay-Per-Click, please click on the link below:
http://en.wikipedia.org/wiki/Pay_per_click

About the Companies:
Dot VN, Inc. (www.DotVN.com) provides Internet and Telecommunication services for Vietnam.  Vietnam Internet Network Information Center (“VNNIC”) awarded the Company an “exclusive long term contract” to be the first registrar to market and register its country code Top Level Domain (“ccTLD”) of .VN (Vietnam) and Parking Page Marketing via the Internet.  Dot VN has established agreements with international ISP’s (Internet service providers) along with over 73 top domain resellers in 30 countries to commercialize .VN.  Also, the Company is currently developing initiatives to offer Internet Data Center services and Wireless applications.

Vietnam Internet Network Information Center (“VNNIC”), (www.vnnic.net.vn) is an agency of the Ministry of Information and Communication (“MIC”) of Vietnam.  VNNIC was founded on 28th April 2000, and carries out the functions of managing, allocating, supervising and promoting the use of Internet domain names, addresses, autonomous system numbers in Vietnam, providing Internet-related guidance, statistics on Internet usage, and representing Vietnam at Internet related events.

Cautionary Warning Regarding Forward-Looking Statements:
Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:
Thomas M. Johnson, Chairman & CEO
Dot VN, Inc.
Phone:     858-571-2007 X14
Email:      Inquiries@DotVN.com
Website:  www.DotVN.com
Register your .VN domains at:  www.VN